EXHIBIT 10.2

Amendment No. 1 to
Agreement dated August 19, 2008

This Amendment No. 1 to that certain agreement dated August 19, 2008 (the “Marketing Agreement”) entered into by and among BioLargo, Inc., a Delaware corporation, its wholly owned subsidiary BioLargo Life Technologies, Inc., a California corporation, and Ioteq IP Pty Ltd. (“Ioteq-Australia”), an Australia corporation, and Ioteq Inc. (“Ioteq-US”), a Delaware corporation, is entered into effective March 26, 2010 (the “Effective Date”). BioLargo, Inc. and BioLargo Life Technologies, Inc. are referred to collectively herein as “BioLargo”. Ioteq-Australia and Ioteq-US are referred to collectively herein as “Ioteq”.

WHEREAS, the parties entered into the Marketing Agreement on August 19, 2008, whereby BioLargo was designated the exclusive representative of Ioteq in the United States, and the non-exclusive representative of Ioteq elsewhere in the world, and in consideration thereof, BioLargo agreed to pay to Ioteq $20,000 per month (the “Monthly Payment”), and Ioteq agreed to pay certain royalties based on income derived from business opportunities introduced to Ioteq by BioLargo;

WHEREAS, as the date hereof, the Parties have executed a series of transactions whereby Ioteq granted an exclusive license to BioLargo to commercialize the Isan system in the United States, Canada and Mexico, which agreement calls for the payment of certain monies monthly to maintain the license; and

WHEREAS, based on the foregoing, the Parties desire to modify the Agreement to eliminate the Monthly Payment requirement.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged:

1.           Amendment. Paragraph 3 of the Agreement, entitled “Payments”, is hereby modified as follows: subsection (a) of Paragraph 3 is deleted in its entirety, effective after accrual of the April 2010 Monthly Payment.

2.           Monthly Payment. A final payment of $50,000 from BioLargo to Ioteq is payable within 10 days of the Effective Date of this Amendment No. 1. The Parties agree that once the $50,000 payment called for by this paragraph is received, all accrued and unpaid Monthly Payments, including the April 2010 Monthly Payment, are paid in full, and no further Monthly Payments are due to Ioteq pursuant to the Marketing Agreement.

3.           Amendment Supplementary.  From and after the date hereof, the Agreement shall be deemed to be amended and modified as herein provided, but, except as so amended and modified, the Agreement shall continue in full force and effect, and the Agreement and this Amendment shall be read, taken and construed as one and the same instrument.

4.           Counterparts.  This Amendment may be executed in one or more counterparts, which counterparts, when taken together and collated shall constitute one agreement.

IN WITNESS WHEREOF, the parties have caused this Amendment No. 1 to the Marketing Agreement to be duly executed effective as of the day and year first above written.

BIOLARGO: BioLargo, Inc.	IOTEQ: Ioteq IP Pty Ltd.

By: /s/	By: /s/
Name: Dennis P. Calvert Title: President	Name: Jared Franks Title: President

BioLargo Life Technologies, Inc.	Ioteq Inc.

By: /s/	By: /s/
Name: Dennis P. Calvert Title: President	Name: Walter Franz Title: Vice-President

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